Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Seagate Technology 2004 Stock Compensation Plan of our reports dated August 1, 2005, with respect to the consolidated financial statements of Seagate Technology included in its Annual Report (Form 10-K) for the year ended July 1, 2005, and Seagate Technology management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Seagate Technology, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California

September 22, 2005